EXHIBIT 99.1

NEWS RELEASE                 For More Information Contact:
                                          Robert V. Dickinson, President and
                                          Chief Executive Officer
                                          (408) 934-3174
                                          bobd@calmicro.com

                                          Kenneth E. Thornbrugh, Vice President,
                                          Finance and Administration and Chief
                                          Financial Officer
                                          (408) 934-3197
                                          kent@calmicro.com

  California Micro Devices Elects Kenneth E. Thornbrugh Chief Financial Officer

MILPITAS,  CA - January 23, 2002 - California Micro Devices Corporation (Nasdaq:
CAMD) announced today that Kenneth E. Thornbrugh has been elected Vice President, Finance and Administration and Chief Financial Officer. Thornbrugh joined the company last month as Director, Financial Planning and Analysis.

According to Robert V. Dickinson, CAMD president and chief executive officer, "I have known Ken since the early nineties. He served in key financial leadership roles at Cirrus Logic during its growth from less than one hundred million dollars in revenue to more than one billion. He is a seasoned financial professional who will make a major contribution to California Micro Devices as we focus on the significant growth opportunities that lie ahead."

The company noted that John Trewin, its former Vice President, Finance and Chief Financial Officer, has resigned to pursue other opportunities.

About California Micro Devices Corporation

California Micro Devices Corporation is a leading supplier of Application Specific Integrated Passive (ASIP) networks and related analog semiconductors. Within the company's broad product line are highly integrated solutions that ensure signal integrity, EMI (electromagnetic interference) filtering, ESD (electrostatic discharge) protection and smart power management for a broad spectrum of computing, communications, consumer, medical and lighting applications. Detailed corporate and product information may be accessed at www.calmicro.com.

                                       ##